Exhibit 99.1

Dell Reports Strong Profitability in Third Quarter

  Earnings per share of $0.49 (GAAP) and $0.54 (non-GAAP) up 17 and 20 percent, respectively; Operating Income up 12 percent (GAAP); up 10 percent (non-GAAP)
  Enterprise solutions and services revenue at all-time high of $4.7 billion
  Cash flow from operations for the quarter was $851 million and $5.2 billion for the past four quarters

ROUND ROCK, Texas--(BUSINESS WIRE)--November 15, 2011--Dell’s continued strategic focus on higher-value opportunities, combined with an increased mix of enterprise solutions and services sales, resulted in increased profitability on revenue of $15.4 billion in its third quarter, flat compared with revenue a year ago.

“Our results this quarter and over the past year reflect a new Dell, one focused on providing our customers productivity-enhancing solutions either developed organically or acquired,” said Michael Dell, chairman and CEO. “We’re now investing in research and development activities at almost a billion-dollar annual run rate and our earnings per share is up 86 percent over the last 12 months.”

Revenue for Dell’s enterprise solutions and services business – including sales of servers, storage, networking, and services – increased 8 percent over the same quarter last year to $4.7 billion, an all-time high. As the revenue mix steadily shifts more to the higher-value enterprise portfolio, Dell is delivering on its commitment to improve profitability, with operating income up 12 percent for the quarter and at 7.6 percent of revenue for the fiscal year to date.

“We delivered strong third-quarter results, maintaining our focus on operating income and improving our mix of higher-value enterprise solutions,” said Brian Gladden, Dell chief financial officer. “Consistent with our strategy and the investments we have made, we continued to see excellent momentum in our enterprise business, with double-digit revenue growth in services, servers and networking, and in key growth countries, despite some macroeconomic uncertainty.”

Results:

  Revenue in the quarter was $15.4 billion, flat compared with the same quarter last year.
  GAAP earnings per share was 49 cents, up 17 percent; non-GAAP EPS was 54 cents, up 20 percent.
  GAAP operating income was $1.1 billion, or 7.4 percent of revenue. Non-GAAP operating income was $1.3 billion, or 8.4 percent of revenue.
  Cash flow from operations was $851 million for the quarter and $5.2 billion over the last four quarters. Dell ended the quarter with $16 billion in cash and investments and repurchased $600 million in stock in the quarter. For the year, Dell has spent $2.18 billion to purchase 142 million shares of Dell stock.
Fiscal-Year 2012 Third Quarter and Year-To-Date Highlights

	Third Quarter			Fiscal Year-to-Date
(in millions)	FY12	FY11	Change	FY12	FY11	Change
Revenue	$15,365	$15,394	0%	$46,040	$45,802	1%

Operating Income (GAAP)	$1,142	$1,024	12%	$3,500	$2,288	53%
Net Income (GAAP)	$893	$822	9%	$2,728	$1,708	60%
EPS (GAAP)	$0.49	$0.42	17%	$1.46	$0.87	68%

Operating Income (non-GAAP)	$1,288	$1,167	10%	$3,992	$2,863	39%
Net Income (non-GAAP)	$983	$875	12%	$3,039	$2,088	46%
EPS (non-GAAP)	$0.54	$0.45	20%	$1.62	$1.06	53%

Information about Dell’s use of non-GAAP financial information is provided under “Non-GAAP Financial Measures” below. Non-GAAP financial information excludes costs related primarily to the amortization of purchased intangibles, severance and facility-action costs, certain settlement costs and acquisition-related charges. All comparisons in this press release are year over year unless otherwise noted.

Strategic Highlights:

  Enterprise solutions and services revenue was $4.7 billion in the quarter and represented 31 percent of Dell’s revenue.
  Server and networking revenue increased 13 percent year over year, driven by continued momentum in server virtualization. Dell is working with customers to provide mission-critical services and solutions around the server, creating competitive differentiation, richer configurations and stronger profitability.
  Dell-branded storage revenue grew 23 percent year over year, driven by demand for EqualLogic and Compellent technology.
  Dell Services revenue grew 10 percent to $2.1 billion and now represents 14 percent of Dell’s business. Dell’s total value of new services contracts signed for the past 12 months is $1.9 billion. Services backlog is now $15.5 billion, up 11 percent from a year ago.

Business Units and Regions:

  Large Enterprise had $4.5 billion of revenue, up 4 percent from a year ago on a 19 percent increase in revenue for servers and networking and a 14 percent increase in revenue for services. Enterprise solutions and services revenue was $1.9 billion. Operating income was $441 million, or 9.8 percent of revenue.
  Public had $4.4 billion of revenue, down 2 percent from a year ago, and including an increase in services revenue of 7 percent. Operating income was $463 million or 10.6 percent of revenue. Enterprise solutions and services revenue was $1.6 billion. Spending was slow in U.S. federal and Western Europe. Customers continue to invest in our solutions to reduce spending and increase productivity.
  Small and Medium Business had revenue of $3.7 billion, up 1 percent. Operating income was $386 million or 10.4 percent of revenue. Enterprise solutions and services revenue was $1.1 billion, an all-time high, and up 18 percent, driven by a gain in servers of 18 percent, services of 23 percent, and storage of 9 percent.
  Consumer revenue was $2.8 billion, a 6 percent decline. Operating income was $76 million or 2.7 percent of revenue. The migration to higher-value products has proven to be effective, with overall company revenue for the high-end XPS consumer laptop growing 207 percent. XPS revenue now accounts for nearly 20 percent of Dell’s total consumer laptop business.
  Internationally, revenue in growth countries – defined as those outside the U.S., Canada, Western Europe and Japan – grew 11 percent in the third quarter and is up 14 percent for the fiscal year. These geographies account for 29 percent of Dell’s revenue. Regionally, Asia Pacific and Japan had the greatest revenue growth at 10 percent, led by China’s 23 percent growth and Australia/New Zealand’s 13 percent increase. EMEA revenue increased 4 percent. Revenue in European growth countries increased 12 percent, led by the Czech Republic, Poland and Russia. Revenue in BRIC countries increased 14 percent.

Company Outlook:

Dell has delivered $5.3 billion in operating income on a trailing, 12-month basis, and a 44-percent increase year-over-year on a non-GAAP basis. The company remains committed to its strategy and is on track to exceed its guidance of 17 to 23 percent full fiscal-year operating income growth.

Given the uncertain macroeconomic environment and complexity in working through the industry-wide hard drive issue, the company is trending to the lower end of the range of its revenue outlook of 1 to 5-percent full fiscal-year growth.

Results through Q3 show that Dell is on track for another outstanding year. The company has made significant progress in building a more diversified and competitive set of enterprise and services-focused businesses that now represent almost 50 percent of its margin.

About Dell

Dell Inc. (NASDAQ: DELL) listens to customers and delivers innovative technology and services that give them the power to do more. For more information, visit www.dell.com. The third quarter analyst call with Michael Dell, chairman and CEO; Brian Gladden, CFO; and Jeff Clarke, vice chairman, Global Operations & End User Computing Solutions, will be webcast live today at 4 p.m. CST and archived at www.dell.com/investor. To monitor highlighted facts from the analyst call, follow on the Dell Investor Relations Twitter account at: http://twitter.com/dellshares or hashtag #DellEarnings. To communicate directly with Dell, go to www.dell.com/dellshares.

Non-GAAP Financial Measures:

This press release includes information about non-GAAP operating income, non-GAAP net income, and non-GAAP earnings per share (collectively with non-GAAP gross margin and non-GAAP operating expenses, the “non-GAAP financial measures”), which are not measurements of financial performance prepared in accordance with U.S. generally accepted accounting principles. In the following tables, Dell has provided a reconciliation of each historical non-GAAP financial measure to the most directly comparable GAAP financial measure under the heading “Reconciliation of Non-GAAP Financial Measures” and has presented a detailed discussion of its reasons for including the non-GAAP financial measures and the limitations associated with those measures under the heading “Use of Non-GAAP Financial Measures.” Dell encourages investors to review the reconciliation and the non-GAAP discussion in conjunction with Dell’s presentation of these non-GAAP financial measures.

Special Note on Forward Looking Statements:

Statements in this press release that relate to future results and events (including statements about Dell’s future financial and operating performance, trends relating to enterprise, solutions and services, Dell’s strategies and spending relating to investments and research and development, anticipated customer demand, global macroeconomic uncertainty, geographic trends, operating expense strategies, and hard drive and other component supply, as well as the financial guidance with respect to revenue and non-GAAP operating income) are forward-looking statements and are based on Dell's current expectations. In some cases, you can identify these statements by such forward-looking words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “confidence,” “may,” “plan,” “potential,” “should,” “will” and “would,” or similar expressions. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors, including: intense competition; Dell’s cost-cutting measures; Dell’s ability to effectively manage the growth of its distribution capabilities and add to its product and services offerings; Dell’s ability to effectively manage periodic product and services transitions; weak global economic conditions and instability in financial markets; Dell’s ability to generate substantial non-U.S. net revenue; weak economic conditions and additional regulation affecting Dell’s financial services activities; Dell’s ability to achieve favorable pricing from its vendors; Dell’s ability to deliver consistent quality products and services; Dell’s reliance on third-party suppliers for product components, including reliance on several single-sourced or limited-sourced suppliers; successful implementation of Dell’s acquisition strategy; Dell’s product, customer, and geographic sales mix, and seasonal sales trends; access to the capital markets by Dell or its customers; loss of government contracts; the risk of temporary suspension or debarment from contracting with U.S. federal, state and local governments as a result of settlements of an SEC investigation by Dell and Dell’s Chairman and CEO; customer terminations of or pricing changes in services contracts, or Dell’s failure to perform as it anticipates at the time it enters into services contracts; Dell’s ability to obtain licenses to intellectual property developed by others on commercially reasonable and competitive terms; information technology and manufacturing infrastructure disruptions or breaches of data security; Dell’s ability to hedge effectively its exposure to fluctuations in foreign currency exchange rates and interest rates; counterparty default; unfavorable results of legal proceedings; expiration of tax holidays or favorable tax rate structures, or unfavorable outcomes in tax audits and other compliance matters; Dell’s ability to attract, retain, and motivate key personnel; Dell’s ability to maintain strong internal controls; changing environmental and safety laws; the effect of armed hostilities, terrorism, natural disasters, and public health issues; and other risks and uncertainties discussed in Dell’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for its fiscal year ended Jan. 28, 2011. In particular, Dell’s expectations with regard to revenue and non-GAAP operating income for the full fiscal year ending Feb. 3, 2012 assume, among other matters, that there is no significant decline in economic conditions generally or demand growth specifically, that macroeconomic uncertainties do not materialize into significant economic difficulties, that Dell is able to adequately address hard drive supply challenges, no significant change in product mix patterns, continued geographic customer demand trends, continued successful demand planning and forecasting, no supply chain disruptions, and no significant adverse component pricing or supply movements. Dell assumes no obligation to update its forward-looking statements.

Consolidated statements of income, financial position and cash flows and other financial data follow.

Dell is a trademark of Dell Inc. Dell disclaims any proprietary interest in the marks and names of others.

DELL INC.
Condensed Consolidated Statement of Income and Related Financial Highlights
(in millions, except per share data and percentages)
(unaudited)

	Three Months Ended			% Growth Rates
	October 28,	July 29,	October 29,
	2011	2011	2010	Sequential	Yr. to Yr.

Net revenue
Products	$12,312	$12,610	$12,520	(2%)	(2%)
Services, including software related	3,053	3,048	2,874	0%	6%
Net revenue	15,365	15,658	15,394	(2%)	0%

Cost of net revenue
Products	9,797	9,935	10,415	(1%)	(6%)
Services, including software related	2,099	2,198	1,976	(5%)	6%
Total cost of net revenue	11,896	12,133	12,391	(2%)	(4%)

Gross margin	3,469	3,525	3,003	(2%)	16%

Selling, general and administrative	2,107	2,174	1,816	(3%)	16%
Research, development and engineering	220	205	163	7%	35%
Total operating expenses	2,327	2,379	1,979	(2%)	18%

Operating income	1,142	1,146	1,024	0%	12%

Interest and other, net (1)	(70)	(55)	52	(28%)	(235%)
Income before income taxes	1,072	1,091	1,076	(2%)	0%
Income tax provision	179	201	254	(11%)	(29%)
Net income	$893	$890	$822	0%	9%

Earnings per share:
Basic	$0.49	$0.48	$0.42	2%	17%
Diluted	$0.49	$0.48	$0.42	2%	17%

Weighted average shares outstanding:
Basic	1,813	1,858	1,939	(2%)	(6%)
Diluted	1,828	1,871	1,949	(2%)	(6%)

Percentage of Total Net Revenue:
Gross margin	22.6%	22.5%	19.5%
Selling, general and administrative	13.8%	13.9%	11.8%
Research and development	1.4%	1.3%	1.0%
Operating expenses	15.2%	15.2%	12.8%
Operating income	7.4%	7.3%	6.7%
Income before income taxes	7.0%	7.0%	7.0%
Net income	5.8%	5.7%	5.3%
Income tax rate	16.7%	18.4%	23.6%

Net Revenue by Product Category:
Servers and Networking	$2,089	$2,054	$1,844	2%	13%
Storage	460	502	543	(8%)	(15%)
Services	2,123	2,036	1,924	4%	10%
Software and Peripherals	2,528	2,569	2,579	(2%)	(2%)
Mobility	4,750	4,761	4,858	0%	(2%)
Desktop PCs	3,415	3,736	3,646	(9%)	(6%)
Consolidated net revenue	$15,365	$15,658	$15,394	(2%)	0%

Percentage of Total Net Revenue:
Servers and Networking	14%	13%	12%
Storage	3%	3%	3%
Services	14%	13%	12%
Software and Peripherals	16%	16%	17%
Mobility	31%	31%	32%
Desktop PCs	22%	24%	24%

Net Revenue by Global Segment:
Large Enterprise	$4,487	$4,584	$4,326	(2%)	4%
Public	4,375	4,457	4,442	(2%)	(2%)
Small and Medium Business	3,712	3,709	3,665	0%	1%
Consumer	2,791	2,908	2,961	(4%)	(6%)
Consolidated net revenue	$15,365	$15,658	$15,394	(2%)	0%

Percentage of Total Net Revenue:
Large Enterprise	29%	29%	28%
Public	29%	28%	29%
Small and Medium Business	24%	24%	24%
Consumer	18%	19%	19%

Consolidated Operating Income:
Large Enterprise	$441	$448	$400
Public	463	484	451
Small and Medium Business	386	404	391
Consumer	76	73	-
Segment operating income	1,366	1,409	1,242
Severance and facility actions	-	-	(31)
Broad based long-term incentives	(78)	(81)	(75)
Amortization of intangible assets	(100)	(95)	(89)
Acquisition-related	(46)	(87)	(23)
Consolidated operating income	$1,142	$1,146	$1,024

Note: Percentage growth rates and ratios are calculated based on underlying data in thousands.

(1) Interest and other, net for the three months ended October 29, 2010 includes Dell’s receipt of a $72 million merger termination fee.

DELL INC.
Condensed Consolidated Statement of Income and Related Financial Highlights
(in millions, except per share data and percentages)
(unaudited)

	Nine Months Ended		% Growth Rates
	October 28,	October 29,
	2011	2010	Yr. to Yr.

Net revenue
Products	$36,981	$37,251	(1%)
Services, including software related	9,059	8,551	6%
Net revenue	46,040	45,802	1%

Cost of net revenue
Products	29,168	31,731	(8%)
Services, including software related	6,446	5,966	8%
Total cost of net revenue	35,614	37,697	(6%)

Gross margin	10,426	8,105	29%

Selling, general and administrative	6,306	5,325	18%
Research, development and engineering	620	492	26%
Total operating expenses	6,926	5,817	19%

Operating income	3,500	2,288	53%

Interest and other, net (1)	(167)	(65)	(157%)
Income before income taxes	3,333	2,223	50%
Income tax provision	605	515	17%
Net income	$2,728	$1,708	60%

Earnings per share:
Basic	$1.47	$0.88	67%
Diluted	$1.46	$0.87	68%

Weighted average shares outstanding:
Basic	1,860	1,950	(5%)
Diluted	1,874	1,961	(4%)

Percentage of Total Net Revenue:
Gross margin	22.6%	17.7%
Selling, general and administrative	13.7%	11.6%
Research and development	1.3%	1.1%
Operating expenses	15.0%	12.7%
Operating income	7.6%	5.0%
Income before income taxes	7.2%	4.9%
Net income	5.9%	3.7%
Income tax rate	18.2%	23.2%

Net Revenue by Product Category:
Servers and Networking	$6,116	$5,519	11%
Storage	1,443	1,721	(16%)
Services	6,143	5,730	7%
Software and Peripherals	7,664	7,610	1%
Mobility	14,227	14,121	1%
Desktop PCs	10,447	11,101	(6%)
Consolidated net revenue	$46,040	$45,802	1%

Percentage of Total Net Revenue:
Servers and Networking	13%	12%
Storage	3%	4%
Services	13%	12%
Software and Peripherals	17%	17%
Mobility	31%	31%
Desktop PCs	23%	24%

Net Revenue by Global Segment:
Large Enterprise	$13,548	$13,121	3%
Public	12,599	12,878	(2%)
Small and Medium Business	11,189	10,724	4%
Consumer	8,704	9,079	(4%)
Consolidated net revenue	$46,040	$45,802	1%

Percentage of Total Net Revenue:
Large Enterprise	30%	29%
Public	27%	28%
Small and Medium Business	24%	23%
Consumer	19%	20%

Consolidated Operating Income:
Large Enterprise	$1,393	$971
Public	1,317	1,118
Small and Medium Business	1,253	1,027
Consumer	285	(4)
Segment operating income	4,248	3,112
Severance and facility actions	(19)	(112)
Broad based long-term incentives	(256)	(249)
Amortization of intangible assets	(287)	(264)
Acquisition-related	(186)	(59)
Other(2)	-	(140)
Consolidated operating income	$3,500	$2,288

Note: Percentage growth rates and ratios are calculated based on underlying data in thousands.

(1) Interest and other, net for the nine months ended October 29, 2010 includes Dell’s receipt of a $72 million merger termination fee.

(2) Other for the nine months ended October 29, 2010 includes amounts for the $100 million settlement of the SEC investigation and a $40 million settlement for a securities litigation matter.

DELL INC.
Condensed Consolidated Statement of Financial Position and Related Financial Highlights
(in millions, except for "Ratios")
(unaudited)

	October 28,	July 29,	October 29,
	2011	2011	2010
Assets:
Current assets:
Cash and cash equivalents	$13,293	$14,623	$12,889
Short-term investments	545	509	492
Accounts receivable, net	6,690	6,752	6,407
Financing receivables, net	3,326	3,385	3,588
Inventories, net	1,397	1,346	1,294
Other current assets	3,005	3,043	3,118
Total current assets	28,256	29,658	27,788
Property, plant and equipment, net	2,123	2,064	1,948
Investments	2,183	1,048	662
Long-term financing receivables, net	1,279	1,252	709
Goodwill	5,943	5,431	4,259
Purchased intangible assets, net	1,957	1,866	1,553
Other non-current assets	302	285	235
Total assets	$42,043	$41,604	$37,154

Liabilities and Equity:
Current liabilities:
Short-term debt	$1,831	$1,316	$826
Accounts payable	11,107	11,628	11,278
Accrued and other	3,816	3,823	3,898
Short-term deferred services revenue	3,465	3,427	3,093
Total current liabilities	20,219	20,194	19,095
Long-term debt	6,430	6,424	5,168
Long-term deferred services revenue	3,744	3,723	3,447
Other non-current liabilities	2,987	2,927	2,631
Total liabilities	33,380	33,268	30,341
Stockholders' equity	8,663	8,336	6,813
Total liabilities and equity	$42,043	$41,604	$37,154

Ratios:
Days of sales outstanding (1)	42	42	41
Days supply in inventory	11	10	9
Days in accounts payable	(84)	(86)	(82)
Cash conversion cycle	(31)	(34)	(32)

Average total revenue/unit (approximate)	$1,390	$1,350	$1,380

Note: Ratios are calculated based on underlying data in thousands.

(1) Days of sales outstanding (“DSO”) is based on the ending net trade receivables and most recent quarterly revenue for each period. DSO includes the effect of product costs related to customer shipments not yet recognized as revenue that are classified in the other current assets. At October 28, 2011, July 29, 2011, and October 29, 2010, DSO and days of customer shipments not yet recognized were 39 and 3 days, 39 and 3 days, 38 and 3 days, respectively.

DELL INC.
Condensed Consolidated Statements of Cash Flows
(in millions, unaudited)

	Three Months Ended		Nine Months Ended
	October 28,	October 29,	October 28,	October 29,
	2011	2010	2011	2010
Cash flows from operating activities:
Net income	$893	$822	$2,728	$1,708
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	241	234	687	745
Stock-based compensation	80	69	261	225
Effects of exchange rate changes on monetary assets and liabilities denominated in foreign currencies	(10)	(14)	(19)	23
Deferred Income Taxes	(35)	20	(91)	(35)
Provision for doubtful accounts - including financing receivables	50	82	167	299
Other	46	-	46	4
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(95)	308	(190)	(588)
Financing receivables	(83)	(46)	(162)	(459)
Inventories	(15)	77	(46)	(241)
Other assets	16	707	223	743
Accounts payable	(492)	(1,306)	(231)	(175)
Deferred services revenue	137	137	540	402
Accrued and other liabilities	118	(177)	(223)	(165)
Change in cash from operating activities	851	913	3,690	2,486

Cash flows from investing activities:
Investments:
Purchases	(1,638)	(123)	(2,419)	(1,186)
Maturities and sales	424	346	856	1,184
Capital expenditures	(214)	(93)	(510)	(284)
Proceeds from sale of facility and land	-	-	12	18
Purchase of financing receivables	-	(430)	-	(430)
Collections on purchased financing receivables	69	20	204	20
Acquisition of business, net of cash received	(663)	(24)	(2,564)	(246)
Change in cash from investing activities	(2,022)	(304)	(4,421)	(924)
Cash flows from financing activities:
Repurchase of common stock	(600)	(200)	(2,180)	(600)
Issuance of common stock under employee plans	5	2	34	11
Issuance (repayment) of commercial paper (maturity 90 days or less), net	-	(900)	-	(176)
Proceeds from debt	884	1,945	3,317	2,554
Repayments of debt	(362)	(296)	(1,055)	(1,115)
Other	1	-	3	2
Change in cash from financing activities	(72)	551	119	676

Effect of exchange rate changes on cash and cash equivalents	(87)	35	(8)	16

Change in cash and cash equivalents	(1,330)	1,195	(620)	2,254

Cash and cash equivalents at beginning of period	14,623	11,694	13,913	10,635
Cash and cash equivalents at end of period	$13,293	$12,889	$13,293	$12,889

SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES

The tables on the following pages set forth, for the periods indicated, a reconciliation of non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income, and non-GAAP earnings per share (collectively, the “non-GAAP financial measures”) to the most comparable GAAP financial measures. These non-GAAP financial measures may not be directly comparable to similarly titled measures reported by other companies. See “Use of Non-GAAP Financial Measures” following the tables for additional information regarding Dell’s reasons for including the non-GAAP financial measures and for material limitations with respect to the usefulness of these measures.

DELL INC.
Reconciliation of Non-GAAP Financial Measures
(in millions, except per share data and percentages)
(unaudited)

	Three Months Ended			% Growth Rates
	October 28,	July 29,	October 29,
	2011	2011	2010	Sequential	Yr. to Yr.

GAAP gross margin	$3,469	$3,525	$3,003	(2%)	16%

Non-GAAP adjustments:
Amortization of intangibles	77	74	71
Severance and facility actions	-	-	4
Acquisition-related	-	26	-
Non-GAAP gross margin	$3,546	$3,625	$3,078	(2%)	15%

GAAP operating expenses	$2,327	$2,379	$1,979	(2%)	18%

Non-GAAP adjustments:
Amortization of intangibles	(23)	(21)	(18)
Severance and facility actions	-	-	(27)
Acquisition-related	(46)	(61)	(23)
Non-GAAP operating expenses	$2,258	$2,297	$1,911	(2%)	18%

GAAP operating income	$1,142	$1,146	$1,024	0%	12%

Non-GAAP adjustments:
Amortization of intangibles	100	95	89
Severance and facility actions	-	-	31
Acquisition-related	46	87	23
Non-GAAP operating income	$1,288	$1,328	$1,167	(3%)	10%

GAAP net income	$893	$890	$822	0%	9%

Non-GAAP adjustments:
Amortization of intangibles	100	95	89
Severance and facility actions	-	-	31
Acquisition-related	46	87	23
Other(1)	-	-	(72)
Aggregate adjustment for income taxes	(56)	(66)	(18)
Non-GAAP net income	$983	$1,006	$875	(2%)	12%

GAAP earnings per share - diluted	$0.49	$0.48	$0.42	2%	17%
Non-GAAP adjustments per share - diluted	0.05	0.06	0.03
Non-GAAP earnings per share - diluted	$0.54	$0.54	$0.45	0%	20%

GAAP Diluted WAS	1,828	1,871	1,949

Percentage of Total Net Revenue:

GAAP gross margin	22.6%	22.5%	19.5%
Non-GAAP adjustment	0.5%	0.7%	0.5%
Non-GAAP gross margin	23.1%	23.2%	20.0%

GAAP operating expenses	15.2%	15.2%	12.8%
Non-GAAP adjustment	(0.5%)	(0.5%)	(0.4%)
Non-GAAP operating expenses	14.7%	14.7%	12.4%

GAAP operating income	7.4%	7.3%	6.7%
Non-GAAP adjustment	1.0%	1.2%	0.9%
Non-GAAP operating income	8.4%	8.5%	7.6%

GAAP net income	5.8%	5.7%	5.3%
Non-GAAP adjustment	0.6%	0.7%	0.4%
Non-GAAP net income	6.4%	6.4%	5.7%

Note: Percentage growth rates and ratios are calculated based on underlying data in thousands.

(1) Other for the three months ended October 29, 2010 consists of Dell's receipt of a $72 million merger termination fee which on a GAAP basis is recorded in Interest and Other, Net.

DELL INC.
Reconciliation of Non-GAAP Financial Measures
(in millions, except per share data and percentages)
(unaudited)

	Nine Months Ended		% Growth Rates
	October 28,	October 29,
	2011	2010	Yr. to Yr.

GAAP gross margin	$10,426	$8,105	29%

Non-GAAP adjustments:
Amortization of intangibles	222	209
Severance and facility actions	5	47
Acquisition-related	29	2
Non-GAAP gross margin	$10,682	$8,363	28%

GAAP operating expenses	$6,926	$5,817	19%

Non-GAAP adjustments:
Amortization of intangibles	(65)	(55)
Severance and facility actions	(14)	(65)
Acquisition-related	(157)	(57)
Other(1)	-	(140)
Non-GAAP operating expenses	$6,690	$5,500	22%

GAAP operating income	$3,500	$2,288	53%

Non-GAAP adjustments:
Amortization of intangibles	287	264
Severance and facility actions	19	112
Acquisition-related	186	59
Other(1)	-	140
Non-GAAP operating income	$3,992	$2,863	39%

GAAP net income	$2,728	$1,708	60%

Non-GAAP adjustments:
Amortization of intangibles	287	264
Severance and facility actions	19	112
Acquisition-related	186	59
Other(1)	-	68
Aggregate adjustment for income taxes	(181)	(123)
Non-GAAP net income	$3,039	$2,088	46%

GAAP earnings per share - diluted	$1.46	$0.87	68%
Non-GAAP adjustments per share - diluted	0.16	0.19
Non-GAAP earnings per share - diluted	$1.62	$1.06	53%

GAAP Diluted WAS	1,874	1,961

Percentage of Total Net Revenue:

GAAP gross margin	22.6%	17.7%
Non-GAAP adjustment	0.6%	0.6%
Non-GAAP gross margin	23.2%	18.3%

GAAP operating expenses	15.0%	12.7%
Non-GAAP adjustment	(0.5%)	(0.7%)
Non-GAAP operating expenses	14.5%	12.0%

GAAP operating income	7.6%	5.0%
Non-GAAP adjustment	1.1%	1.3%
Non-GAAP operating income	8.7%	6.3%

GAAP net income	5.9%	3.7%
Non-GAAP adjustment	0.7%	0.9%
Non-GAAP net income	6.6%	4.6%

Note: Percentage growth rates and ratios are calculated based on underlying data in thousands.

(1) Other for the nine months ended October 29, 2010 includes amounts for the $100 million settlement of the SEC investigation and a $40 million settlement for a securities litigation matter, which are both recorded in operating expenses, offset by Dell's receipt of a $72 million merger termination fee, which is recorded in Interest and Other, Net.

USE OF NON-GAAP FINANCIAL MEASURES

Dell uses non-GAAP financial measures to supplement the financial information presented on a GAAP basis. Dell believes that excluding certain items from Dell’s GAAP results allows Dell’s management to better understand Dell’s consolidated financial performance from period to period and in relationship to the operating results of Dell’s segments, as management does not believe that the excluded items are reflective of Dell's underlying operating performance. Dell also believes that excluding certain items from Dell’s GAAP results allows Dell’s management to better project Dell’s future consolidated financial performance because Dell’s forecasts are developed at a level of detail different from that used to prepare GAAP-based financial measures. Moreover, Dell believes these non-GAAP financial measures will provide investors with useful information to help them evaluate Dell's operating results by facilitating an enhanced understanding of Dell's operating performance, and enabling them to make more meaningful period to period comparisons. Non-GAAP operating income growth as projected for Fiscal 2012, which is a forward looking non-GAAP financial measure, excludes acquisition-related charges, and amortization of purchased intangible assets related to acquisitions, some of which Dell cannot forecast with certainty or accuracy due to their inherently indefinite and contingent nature, thereby preventing Dell from reconciling its projections to GAAP. The historical non-GAAP financial measures, as defined by Dell, represent the comparable GAAP measures adjusted to exclude these same items as well as amounts for severance and facility charges, which were incurred in periods prior to the second quarter of Fiscal 2012, the settlements related to the SEC investigation and a securities litigation matter, which were both incurred during the first quarter of Fiscal 2011, and a merger termination fee, which was received during the third quarter of Fiscal 2011. Dell provides more detail below regarding each of these items and our reasons for excluding them. In future fiscal periods, Dell expects that it may again exclude such items and may incur income and expenses similar to these excluded items. Accordingly, the exclusion of these items and other similar items in Dell’s non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent, or unusual.

The non-GAAP financial measures for the periods indicated in the tables above reflect adjustments related to the following items:

  Acquisition-related Costs -- Acquisition-related charges are expensed as incurred and consist primarily of retention payments, integration costs, and other costs. Starting in the second quarter of Fiscal 2012, all severance and facility charges related to acquisitions are also included in acquisition-related costs. Previously, these costs were included in a separate caption for severance and facility actions described below. Acquisition-related severance and facility costs were not significant in prior periods. Retention payments include stock-based compensation and cash incentives awarded to employees, which are recognized over the vesting period. Integration costs primarily include IT costs related to the integration of IT systems and processes, costs related to the integration of employees, costs related to full-time employees who are working on the integration, and consulting expenses. Acquisition-related charges are inconsistent in amount and are significantly impacted by the timing and nature of acquisitions. Therefore, although Dell may incur these types of expenses in connection with future acquisitions, Dell believes eliminating acquisition-related charges for purposes of calculating the non-GAAP financial measures facilitates a more meaningful evaluation of Dell’s current operating performance and comparisons to Dell’s past operating performance.
  Amortization of Intangible Assets -- Amortization of purchased intangible assets consists primarily of amortization of customer relationships, acquired technology, non-compete covenants, and trade names purchased in connection with business acquisitions. Dell incurs charges relating to the amortization of these intangibles, and those charges are included in Dell’s consolidated financial statements. Amortization charges for Dell’s purchased intangible assets are inconsistent in amount and are significantly impacted by the timing and magnitude of Dell’s acquisitions. Consequently, Dell excludes these charges for purposes of calculating the non-GAAP financial measures to facilitate a more meaningful evaluation of Dell’s current operating performance and comparisons to Dell’s past operating performance.
  Severance and Facility Actions -- Severance and facility action costs primarily relate to facilities charges including accelerated depreciation and severance and benefits for employees terminated pursuant to actions taken as part of a comprehensive review of costs, which started in Fiscal 2009. These activities are substantially complete. As such, starting in the second quarter of Fiscal 2012, only charges for severance and facility actions associated with cost synergies related to strategic acquisitions are being excluded for the purposes of calculating the non-GAAP financial measures and will be included in acquisition-related costs discussed above. Dell excludes these severance and facility action costs for purposes of calculating the non-GAAP financial measures because it believes that these historical costs do not reflect expected future operating expenses and do not contribute to a meaningful evaluation of Dell’s current operating performance or comparisons to Dell’s past operating performance.
  Other Fees and Settlements -- Dell also adjusts its GAAP results for certain fees and settlements. During the third quarter of Fiscal 2011, Dell received $72 million from 3PAR inc ("3PAR") for 3PAR's termination of its merger agreement with Dell. For the first quarter of Fiscal 2011, Dell recorded a $100 million settlement amount for the SEC investigation into certain of Dell's accounting and financial matters, which was initiated in 2005, and also incurred $40 million for a securities litigation class action lawsuit that was filed against Dell during Fiscal 2007. Dell is excluding these fees and settlements from the operating results of Fiscal 2011 for the purpose of calculating the non-GAAP financial measures because it believes these settlements are outside Dell’s ordinary course of business and do not contribute to a meaningful evaluation of Dell’s current operating performance.
  The aggregate adjustment for income taxes is the estimated combined income tax effect for the adjustments mentioned above. The tax effects are determined based on the tax jurisdictions where the above items were incurred.

There are limitations to the use of non-GAAP financial measures. Dell's non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Other companies, including companies in Dell’s industry, may calculate the non-GAAP financial measures differently than Dell does, limiting the usefulness of those measures for comparative purposes. In addition, items such as amortization of purchased intangible assets represent the loss in value of intangible assets over time. The expense associated with this loss in value is not included in the non-GAAP financial measures and such measures, therefore, do not reflect the full economic effect of such loss. Further, items such as severance and facility action costs and acquisition expenses that are excluded from the non-GAAP financial measures can have a material impact on earnings. Dell’s management compensates for the foregoing limitations by relying on Dell’s GAAP results and using non-GAAP financial measures supplementally or for projections when comparable GAAP measures are not available. The non-GAAP financial measures are not meant to be considered as indicators of performance in isolation from or as substitutes for gross margin, operating expenses, operating income, net income, and earnings per share prepared in accordance with GAAP and should be read only in conjunction with financial information presented on a GAAP basis. Dell provides detailed reconciliations of each historical non-GAAP financial measure to its most directly comparable GAAP measure within the financial information included with this press release and in other written materials that include such non-GAAP historical financial measures, and Dell encourages investors to review the reconciliations in conjunction with the presentation of any historical non-GAAP financial measures.

CONTACT:
Dell
Media Contacts: (512) 728-4100
David Frink, 512-728-2678
david_frink@dell.com
or
Jess Blackburn, 512-728-8295
jess_blackburn@dell.com
or
Investor Relations Contacts:
Robert Williams, 512-728-7570
robert_williams@dell.com
or
Michael McMullen, 512-724-4448
michael_mcmullen@dell.com
or
David Mehok, 512-728-4225
david_mehok@dell.com